Exhibit 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of April 19, 2018, is by and among Luminus Management, LLC, Luminus Energy Partners Master Fund, Ltd. and Jonathan Barrett (collectively, the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of Celadon Group, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

LUMINUS MANAGEMENT, LLC

By: /s/ Jonathan Barrett

Name: Jonathan Barrett

Title: President

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By: /s/ Jonathan Barrett

Name: Jonathan Barrett

Title: Director

JONATHAN BARRETT

By: /s/ Jonathan Barrett

Name: Jonathan Barrett